AMENDMENT TO
                              AMENDED AND RESTATED
                        PRICING AND BOOKKEEPING AGREEMENT

         This Amendment is made and entered into this 1st day of July, 2001 by and between Stein Roe Floating Rate Limited Liability Company (the "Fund"), a Massachusetts business trust, and Stein Roe & Farnham Incorporated ("Stein Roe"), a Delaware corporation.

         WHEREAS, the Fund and Stein Roe previously entered into an Amended and Restated Pricing and Bookkeeping Agreement dated August 3, 1999, as amended (the "Agreement"); and

         WHEREAS, the parties desire to amend the compensation provision of the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

          1. Paragraph 5 (Compensation) of the Agreement is amended and restated in its entirety as follows:

               "5. Compensation. The Fund will pay Stein Roe an annual fee of $10,000, paid monthly. The Fund also shall reimburse Stein Roe for any and all out-of-pocket expenses and charges, including fees payable to third parties for pricing the Fund's portfolio securities, in performing services under this Agreement."

         A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

                                            STEIN ROE FLOATING RATE
                                            LIMITED LIABILITY COMPANY

                                            By:
                                               ---------------------------------
                                                     Name:
                                                     Title:

                                            STEIN ROE & FARNHAM INCORPORATED

                                            By:
                                               ---------------------------------
                                                     Name:
                                                     Title: